Exhibit 99.1

SulphCo, Inc.

Prepared Remarks for the December 16, 2008 Investor Conference Call:

Stan Farmer

Good afternoon and thanks to everyone for joining us on this shareholder call today.  My name is Stan Farmer and I am SulphCo’s Chief Financial Officer.  With me on the call today is Dr. Larry Ryan, SulphCo’s Chief Executive Officer.  Before we get into the body of today’s call, which is to review our progress thus far, I’d like to offer the following disclaimer.

Please note that some of the information you will hear today may consist of forward-looking statements regarding revenue, memoranda of understanding, test results, margins, operating expenses, and future goals.  Actual results or trends could differ materially from our forecast.  For more information please refer to the risk factors discussed in our Forms 10-K and 10-Q on file with the SEC.  SulphCo assumes no obligation to update any forward-looking statements or information as of their respective dates.  Today’s call is being recorded and an audio replay will be available on SulphCo’s website.

Now, turning to our current business - I would first like to reiterate our strong financial position.  In June of this year we raised approximately $25 million of capital to fund our transition from a research to commercial enterprise.  Given the current difficult credit and financial markets, we are fortunate to be in such a position.  For the eleven-month period ended November 30, 2008, we had an average monthly cash burn rate of approximately $1.25 million per month.  As of November 30, 2008, we had approximately $19.3 million of cash on hand that, based on current assumptions, we anticipate will take us through the latter part of 2009.  Having this cash on hand will allow us to hire important personnel as well as fund scale-up and commercial activities.  We have continued to add technical personnel to our Houston laboratory over the past several months and will continue to do so in the upcoming months.

Before I turn the call over to Dr. Ryan, I would like to make clear SulphCo’s continued commitment to delivering shareholder value and to being as transparent as possible with respect to our ongoing scientific developments and commercial discussions.  During the past few months and into the New Year, we have been and will continue to be working diligently to deliver information consistently to our current and potential investors; we expect that increased visibility of our ongoing activities will be beneficial in helping our stakeholders understand the true potential value of our business. To that end, we have developed an expanded shareholder outreach program that will allow us to enhance the transparency of our communications with current and future investors.  We have met with a number of potential investors over the past several weeks and are meeting with several more while here in New York this week.  As a management team we have also increased our outreach into several media outlets, including interviews with newspapers, trade magazines, and other forms of media in order to tell the SulphCo story not only to the investor community, but also to our industry and target customers.  Both Dr. Larry Ryan and our Chief Technology Officer Dr. Florian Schattenmann have been participating in these interviews over the past several weeks and we expect that some of those meetings will result in expanded media coverage in the coming weeks.

We are also in the process of increasing our investor and public relations channels and expect to hire a leadership team member in that area in the near future.  I am highly confident that as a result of our increased presence in the media and development of our shareholder outreach program, and our continued commitment to transparency, investors will be able to share in our management team’s excitement about what the future holds for SulphCo.  In short, we have a great story and opportunity with our technology at SulphCo and we want to make sure that the story is heard by as wide an audience as possible.

With that, I’d like to turn the call over to our CEO, Dr. Larry Ryan

Larry Ryan

INTRODUCTION:

Thanks Stan.  First, I would like to thank everyone who has taken the time to join the call this afternoon.  I would like to take this opportunity to discuss the progress the Company has made during the past few months regarding our technology development and commercial operations.  I will first discuss the positive developments from our laboratory in Houston and explain how this relates to our ongoing and future projects.  Then, I will provide an update for our current projects in North America, Europe, the Middle East, and Southeast Asia.

TECHNOLOGY DEVELOPMENT:

As we discussed in the last conference call in October, and as all of you are well aware, there are two critical elements to the SulphCo technology 1) the mechanical aspects (ultrasound technology – probes, generators, drivers, etc.) and 2) the chemical aspects (catalysts, additives, etc.).  During my first 15 – 18 months at SulphCo, starting in January 2007, we necessarily focused on improving our ultrasound probe technology.  Our research has shown time and time again that a best-in-class ultrasound probe is indispensable to the effective operation of our sulfur removal process.  I feel that with the technology licensed from Industrial Sonomechanics (ISM) and the manufacturing and development capability of Maerkisches Werks (MWH), we have been able to achieve remarkable results.  Our probes today, both on the laboratory and commercial scale, are reliable, robust, economical and state of the art– truly a testament to the combined hard work of SulphCo personnel and our development partners.  We are already confident our current probe technology is commercially viable from both a cost and operational standpoint.

With the mechanical part of our process development well in hand, over the past 8 months we have turned to optimizing the chemical platform for our technology.  We have made tremendous strides in this area and I am pleased to report that we have been able to produce consistent, reliable, and reproducible sulfur reduction results in our Houston laboratory over the past few months on over 85% of the crude oils and fuels we have tested.  I will go into further detail in a moment, but suffice to say that our technology has never been in better shape.  We have spent the past months developing data packages for current and prospective customers, making sure that the results are consistent, reproducible and meet their requirements.  The increased data and information has been well-received by potential customers and we are working with them as fast as possible to identify the best applications and move towards implementation of the technology on a commercial scale.

Perhaps the most important development for us at SulphCo occurred in October, where we were able to demonstrate our technology at a customer’s site and reproduce, reliably and consistently, the same sulfur reductions that were observed in the laboratory.  We observed immediate sulfur reduction of over 20% and we were also able to reduce the sulfur by more than 50% with some additional processing.  These results were confirmed by an outside laboratory.  We were also able to show that we converted more than 80% of the sulfur compounds in the oil to new molecular structures.  This is a significant milestone; first because we were able to produce great results on a customer specific crude at their own facility and consistent with their target requirements and secondly because that data generated has been very useful for continuing development in our lab as well as for presenting to other potential customers.  We have been and will continue using this data as a showcase for our technology – the level of detail we are able to discuss goes far beyond what we’ve used in the past.

One of the key improvements for our laboratory over the past few months has been the addition of a piece of sophisticated analytical equipment that allows us to analyze the sulfur content of a crude oil in terms of the molecular structure.  “Normal” crude oils and fuel fractions contain a mixture of sulfur molecules of many types distributed throughout the various boiling point ranges of the oil.  For example, the diesel fuel fraction typically contains a large amount of benzothiophenic sulfur, which is very difficult to remove through a conventional hydrotreating system.  Our process converts these sulfur compounds to an oxidative form (i.e., sulfoxides and sulfones).  This is significant because in addition to reducing the absolute sulfur content by weight, by transforming the sulfur that remains into different species, we move it to higher boiling points within the crude oil.  This is crucial to the refining customer because the sulfur content is reduced by 65% or more in the important middle distillate range, where gasoline, jet fuel, and diesel fuel reside.

I know there have been questions regarding the cost of our process and I want to address them today. First, the cost of our process will vary by application and the desired results. And, as you would expect, the cost of chemical additives is directly correlated to the amount of sulfur to be removed.  For sour crude applications, the cost/benefit relationship is highly customer dependent, largely influenced by the price of crude oil and environmental considerations.  Suffice to say, even at our current stage of technology development and today’s crude oil pricing, we feel confident that we can successfully treat diesel fuels and other middle distillate fuels and a number of crudes and achieve profit margins within the parameters laid out in our business model.  We believe that this segment of the market alone numbers in the millions of barrels per day.

I will now provide a summary of the developments in the Houston laboratory over the past few months including specific data and results we have been able to communicate to our potential customers.

Houston Laboratory:

Our combined mechanical and chemical approach enables us to produce consistent, reliable, and most importantly, commercially relevant results for potential customers in the laboratory.  In October, as mentioned earlier, we put our system to the test at a potential customer’s site, utilizing our newest 5,000 barrel per day mobile skid at a potential customer site in the Southeastern United States, with significant success.  In those field trials we were able to duplicate our laboratory results in a full-scale operation, reducing the sulfur content immediately by more than 20% and more than 50% with additional processing.   Perhaps more importantly, the results of these trials, especially those obtained with the new analytical equipment, provides us with a set of detailed data that we can leverage with all potential customers.  Of course, it also reconfirms the value of the systematic approach we are taking in our laboratory.

Over the past few months we have been able to build upon our laboratory success and develop detailed technical data for a number of crude oils and fuels.  We have tested several different crude oil samples, typically producing 20%–30% immediate sulfur reduction, and typically more than 50% reduction with additional processing.  With our new sulfur analyzing equipment described earlier we are able to track the changes to the molecular structure of the sulfur compounds in the crude oil and observe that in many cases the sulfur compounds present in the lower boiling crude oil fractions are almost completely converted to the oxidized species.  In one particular case study we were able to show that more than 65% of the sulfur compounds had been removed from the middle distillate fuels.  With further processing, we were able to reduce about 90% of the sulfur compounds originally present in the diesel fuel fraction.

In addition to crude oils, we have also had many potential customers supply diesel fuel samples for sulfur reduction opportunities.  From an economic standpoint, diesel fuel is a very attractive opportunity for us due to the lower starting sulfur levels.  Our work in the lab to date shows that we can remove more than 70% of the sulfur compounds from the diesel fractions we have tested.  We are continuing to work with the diesel fuels supplied to our laboratory and expect to spend significant time optimizing our process for those applications.

We have, as well, observed API shifts of up to 5pts in certain crude oils tested in our laboratory.  The observed API changes tend to be larger for lower API crude oils e.g., up to 5 pts for crude oil with a starting API in the 20’s and about a 1 pt change for crude oil with a starting API of about 40.  Although not the primary focus of our current efforts, these API shifts represent an incremental economic benefit to the overall process and are very important for heavy oil applications.

COMMERCIAL UPDATE:

SulphCo is transitioning from a development-stage company to a commercial and operational company.  I personally have never felt better about the technology, the Company and the direction in which we are headed.  In the past few months we have been able to produce exciting results both in the laboratory as well as in the field and that are aiding our commercial efforts immensely.

Given the fluctuations in crude oil pricing over the past year or two, we have focused our efforts on potential customers who will derive material value from our process regardless of whether crude is $50 per barrel or $150 per barrel.  One segment of the market that continues to be fruitful for Sulphco is crude oil products such as diesel fuel.  For these fuels, government regulations on sulfur content are driving market pricing differentials and increased processing costs. For example, current regulations require less than 15 parts per million (ppm) sulfur in ultra low sulfur diesel fuel in the USA with the limit less than 10 ppm in Europe.  Typical crude oils have much higher levels of sulfur present in the diesel fuel fraction, so refiners either have to sell “dirty” diesel at a discount to the market or further process the diesel fuel product to meet the requirement.  The traditional process for removing sulfur compounds is hydrotreating, a high temperature, high pressure, expensive catalyst-based process, which also consumes hydrogen in the process of removing the unwanted sulfur.  It is estimated that 90% of hydrotreating capacity is utilized to remove the 20% of the sulfur compounds that are difficult to treat.  A large percentage of those “difficult to treat” sulfur compounds are ones that our process affects.  Also, up to 10% of a refinery’s CO2 emissions result from producing the hydrogen necessary to treat sulfur compounds in the fuels and residual oil. By lowering hydrotreating cost, debottlenecking existing hydrotreating processes, avoiding investment for new hydrotreating capacity, and lowering hydrogen usage, which in turn reduces the carbon footprint, the SulphCo process can drive significant incremental value for a refining customer.

Turning to some of the specific ongoing programs:

Southeastern USA:  In October, we conducted another series of trials at a potential customer site in the Southeastern United States.  During these trials we were able to reproduce, consistently and reliably, sulfur reductions commensurate with our laboratory work.  The data from the trial was independently verified by an outside laboratory located in New Orleans.  The immediate sulfur reductions obtained from the process met the customer’s expectations.  There are a few processing and cost issues that remain to be resolved. We are addressing these things in the laboratory and have enlisted an outside engineering firm to aid in the development and implementation of the simplest and most economical solution for all parties involved.

European partner:  Our CTO and I met with our European testing partner in November and presented a detailed picture of our Sonocracking™ technology to the technical team.  As you know, we have conducted several trials with this partner over the course of the past 18 months, but from the results of those trials we were not able to provide the partner with a clear and detailed demonstration of our technology.  This time, however, it was quite different.  By using much of the sulfur speciation data generated from our laboratory and field trials in the Southeastern USA as described in the technology section earlier, we were able to clearly show the effect of our process on the properties of the sulfur compounds in a crude oil.  From our testing partner’s perspective, there is now not a doubt or question as to whether the technology works; the questions now center around the effect of the changes on the downstream processing in their refineries.  There are clear benefits in terms of 1) immediate sulfur reduction in the crude oil, 2) reducing the sulfur content of the lower boiling and higher value fractions of the crude oil (naptha, kerosene, diesel) 3) reducing the severity of the hydrotreating process and 4) potentially reducing the carbon footprint of the downstream process.  At this technical meeting we immediately agreed to work on parallel paths in the laboratory and back in the field at the testing partner’s site.  As you know, one of our 15,000 barrel per day processing units is still located at our testing partner’s site in Europe, so we can conduct a series of trials in a timely manner.  In January, we will be conducting laboratory work in conjunction with our European testing partner and we are scheduled to conduct another series of trials in the field.  Naturally, we are very excited about these developments and are committing resources to the program to ensure our best chance for success.  We will keep you updated on this program as significant milestones occur.

Middle East:  We continue to work with our distributer, Amira Group LLC, to develop several opportunities in the Middle East region.  We are in detailed discussions with several potential customers and will provide updates on these programs as they progress.

Southeast Asia:  As you are well aware, we have been working with a potential customer in Southeast Asia for some time.  I am happy to say that based on our recent laboratory results that the potential customer has agreed to expedite the delivery of crude oil samples to our Houston facility where they will witness testing.  We are in the process of scheduling that visit though our distributor, Isis Megah, and expect the testing to occur in the coming weeks.

In addition to these specific opportunities, we have begun evaluating specific crude oil and petroleum product samples from South America that have been provided by our regional distributor, JW Technologia y Servicios Petroleos.

In summary, although a lot of programs take longer than everyone anticipates, it is part of the normal technology implementation cycle.  We are in the best shape that SulphCo has ever been in terms of our ability to clearly articulate our technology and benefits to potential customers.  A big piece of what was missing in the past is now in place – we are capable in our laboratory of providing detailed data to our potential customers on their crude oils or fuels.  This detailed data has already proven critical to advancing programs beyond the early stages.  We are confident that we will continue to move forward with several projects and be able to meet the cost and benefits desired from all parties involved.  One thing to keep in mind is that our potential customer list keeps growing and the applications expanding.

SUMMARY:

As a management team, we have never felt more confident about the technology and the prospects for SulphCo. We remain well funded, with over $19 million in cash on hand, which is fortunate given these tough economic times.  We have made tremendous strides in our Houston laboratory and are able to produce consistent, reliable, and commercially relevant results on a number of crude oils and fuels.  We have demonstrated our technology on a full-scale basis at a potential customer site and have reproduced the same results observed in our laboratory.  We are taking a systematic approach to our technology and commercial applications by focusing on a few applications for execution.   Although there is still more work to do in terms of secondary operations in our overall process, we are confident that we will be able overcome these engineering issues and generate a commercial product.  We understand the cost/benefit relationship for our process in the context of the broad petroleum market applications and are focused on those applications that will drive the most value for SulphCo.  Overall, we remain focused on the most important thing: executing the best opportunities as quickly as possible so we maximize our shareholders’ value.

COMMUNICATION PLAN:

I want to take this opportunity to reiterate our communication plan: we will continue to hold quarterly conference calls to keep the investment community updated on the recent activities of the Company and to answer investor questions.  We will also, of course, continue to issue 8-Ks and press releases as material events warrant.  As a leadership team, we want our investors to be as informed as possible on the relevant current events of the company.

OPEN FOR QUESTIONS:  Thanks for your attention.  Now, I would like to open up the line for any questions.